Exhibit 10.2

CANNABIS WHEATON INCOME CORP.

– and –

SUNDIAL GROWERS INC.

NOTE PURCHASE AGREEMENT

February 16, 2018

Table of Contents

1. INTERPRETATION		1

1.1	Definitions	1

1.2	Statutes	1

1.3	Entities	1

1.4	Headings	1

1.5	Gender; Number; and Including	2

1.6	Calculation of Time	2

1.7	Currency	2

1.8	Invalidity of Provisions	2

1.9	Entire Agreement	2

1.10	Waiver, Amendment	2

1.11	Governing Law	2

1.12	Legal Counsel	3

1.13	Knowledge	3

1.14	Schedules	3

1.15	Paramountcy	3

2. TERMS OF THE NOTE		3

2.1	Principal Amount of Note	3

2.2	Form of Note	4

2.3	Maturity Date	4

2.4	Mutilation, Loss, Theft or Destruction	4

3. REPAYMENT OF NOTE		4

3.1	Repayment of Note	4

3.2	Maturity Penalty	5

3.3	Prepayment of Note	5

3.4	Taxes	5

3.5	Grossing-Up	5

3.6	Security	5

4. REPRESENTATIONS AND WARRANTIES		6

4.1	Representations and Warranties of Sundial	6

5. COVENANTS OF SUNDIAL		12

5.1	Positive Covenants	12

5.2	Negative Covenants	13

6. CLOSING		14

6.1	Closing Date	14

6.2	Closing Deliverables of Sundial prior to the Advance of the Principal Amount	14

6.3	Closing Deliverables of the Company prior to the Advance of the Principal Amount	15

7. REPORTING		15

7.1	Reporting Obligations	15

8. RECORD KEEPING AND AUDIT RIGHTS		15

8.1	Required Records	16

8.2	Record Retention	16

8.3	Audit Rights	16

9. CONFIDENTIAL INFORMATION		17

9.1	Confidentiality	17

9.2	Public Statements	17

10. EVENTS OF DEFAULT		18

10.1	Events of Default	18

10.2	Effect of Event of Default	18

10.3	Waiver of an Event of Default	19

11. RISK MANAGEMENT		19

11.1	Indemnification of the Company	19

11.2	Subrogation	19

11.3	Losses	19

11.4	Change in Law	20

11.5	Serious Adverse Reaction and Recall	20

11.6	Notice of Claim	21

11.7	Procedure for Indemnification	21

12. DISPUTE RESOLUTION		23

12.1	Arbitration Procedures	23

12.2	Continued Performance	25

12.3	Proceedings Confidential	25

13. GENERAL MATTERS		25

13.1	Enurement	25

13.2	Assignment	25

13.3	Notices	25

13.4	Third Party Beneficiaries	26

13.5	Disclaimer of Other Warranties	26

13.6	Language	26

13.7	Further Assurances	26

13.8	Effective Annual Rate	27

13.9	Counterparts	27

NOTE PURCHASE AGREEMENT

This Note Purchase Agreement (the “Agreement”) is entered into this 16th day of February, 2018 between CANNABIS WHEATON INCOME CORP., a corporation existing under the laws of British Columbia with its registered office at 1055 West Hastings Street, Vancouver, BC V6E 2E9 (the “Company”) and SUNDIAL GROWERS INC., a corporation existing under the laws of Alberta with its registered office at Site 4, Box 17, RR1, Airdrie, AB T4B 2A3 (“Sundial” collectively with the Company, the “Parties” and each a “Party”).

WHEREAS:

A.

Sundial is a Licensed Producer who has received its cultivation license for its facility located near Airdrie, Alberta (the “Existing Facility”) and Sundial wishes to fund the construction of a new cultivation facility to be located in the Town of Olds, Alberta (the “Cultivation Facility”);

B.

The Company wishes to provide a loan to Sundial to fund the construction of the Cultivation Facility by way of an instrument evidencing a debt obligation repayable by either the delivery of product or the payment of a buy back amount (the “Note”) subject to the terms and conditions set forth in this Agreement (the “Transaction”);

NOW THEREFORE, in consideration of the mutual promises and undertakings set forth in this Agreement, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1.	INTERPRETATION

1.1	Definitions

In this Agreement, capitalized terms not otherwise defined herein shall have the meanings ascribed in Schedule “A” attached hereto.

1.2	Statutes

Unless otherwise specified, references in this Agreement to a statute refers to such statute as it may be amended, or to any restated legislation of comparable effect.

1.3	Entities

A reference to an entity includes any entity that is a successor to such entity.

1.4	Headings

The division of this Agreement into articles, sections or subsections and the insertion of headings used throughout this Agreement are solely for convenience of reference and are not to be used as an aid in the interpretation of this Agreement. The words “Article” or “Section” followed by a number or letter refers to the specified Article or Section of this Agreement.

1.5	Gender; Number; and Including

In this Agreement, unless the context otherwise requires, words importing the singular include the plural and vice versa and words importing gender include all genders. The word “include”, “includes” or “including” shall be interpreted on an inclusive basis and shall be deemed to be followed by the words “without limitation”.

1.6	Calculation of Time

Unless otherwise specified, time periods within or following which any payment is to be made or act is to be done shall be calculated by excluding the day on which the period commences and including the day which ends the period and by extending the period to the next Business Day following if the last day of the period is not a Business Day.

1.7	Currency

All amounts in this Agreement are stated and shall be paid in Canadian dollars.

1.8	Invalidity of Provisions

Each of the provisions contained in this Agreement are distinct and severable and a declaration of invalidity or unenforceability of any such provision or part thereof by a court of competent jurisdiction shall not affect the validity or enforceability of any other provision hereof.

1.9	Entire Agreement

This Agreement and any other documents required to be delivered pursuant to this Agreement constitute the entire agreement between the Parties and set out all of the covenants, promises, warranties, representations, conditions and agreements between the Parties regarding the subject matter of this Agreement and supersede all prior agreements, understandings, negotiations and discussions whether oral or written, pre-contractual or otherwise. There are no covenants, promises, warranties, representations, conditions, understandings or other agreements, whether oral or written, pre- contractual or otherwise, express, implied or collateral between the Parties in connection with the subject matter of this Agreement except as specifically set forth in this Agreement and any document required to be delivered pursuant to this Agreement.

1.10	Waiver, Amendment

Except as expressly provided in this Agreement, no amendment or waiver of this Agreement, shall be binding unless executed in writing by each Party. No waiver or any provision of this Agreement shall constitute a waiver of any other provision nor shall any waiver of any provision of this Agreement constitute a continuing waiver unless otherwise expressly provided.

1.11	Governing Law

This Agreement, the rights and obligations of the Parties under this Agreement, and any claim or controversy directly or indirectly based upon or arising out of this Agreement, the transactions contemplated by this Agreement (whether based in contract, tort or any other theory), including all matters of construction, validity and performance, shall in all respects be governed by, interpreted, construed and determined in accordance with, the laws of the Province of Ontario and the federal laws of Canada applicable therein, without regard to the conflicts of law principles thereof.

1.12	Legal Counsel

The Parties acknowledge that their respective legal counsel have participated in settling, or have reviewed the provisions of, this Agreement and the Parties hereby agree that any rule of construction to the effect that any ambiguity is to be resolved against the drafting Party shall not be applicable in the interpretation of this Agreement.

1.13	Knowledge

Any reference herein to “Sundial’s knowledge” or “the knowledge of Sundial” or that is otherwise expressed to be limited in scope to matters known to Sundial, or of which Sundial is aware, will mean the actual knowledge of the Specified Persons.

1.14	Schedules

The following Schedules are incorporated into and form part of this Agreement:

Schedule “A” – Definitions

Schedule “B” – Form of Note

Schedule “C” – Company Wire Instructions

Schedule “D” – Disclosure Schedule

1.15	Paramountcy

In the event of any inconsistency between the provisions of any Article or Section of this Agreement and the provisions of: (a) the Schedules; or (b) the Note, the provisions of this Agreement shall prevail to the extent of such inconsistency.

2.	TERMS OF THE NOTE

2.1	Principal Amount of Note

(a)

Subject to the provisions hereof, the aggregate principal amount of the Note authorized to be advanced by the Company to Sundial shall be $7,000,000 (the “Principal Amount”) and such Principal Amount shall be advanced by the Company upon, and subject to, the conditions and limitations herein set forth.

(b)

Sundial hereby covenants and agrees that the Principal Amount shall be used to: (i) fund the construction of the Cultivation Facility; and (ii) for working capital purposes, specifically related to the construction of the Cultivation Facility.

2.2	Form of Note

The Note shall be substantially in the same form as the draft Note attached as Schedule “B” hereto.

2.3	Maturity Date

Subject to an extension of the Maturity Date (as defined below) pursuant to Section 3.2, the Payment Obligations shall be due and payable on the date that is six months following the Closing Date (the “Maturity Date”).

2.4	Mutilation, Loss, Theft or Destruction

If the Note issued hereunder shall become mutilated or be lost, stolen or destroyed, Sundial shall issue a new Note upon surrender and cancellation of the mutilated Note, or in the case of a lost, stolen or destroyed Note, upon receipt of an affidavit of loss from the Company in lieu of and in substitution for the same, and the substituted Note shall be entitled to the benefits of this Agreement.

3. REPAYMENT OF NOTE

3.1	Repayment of Note

(a)

Subject to Section 3.1(c), on or before the Maturity Date, Sundial shall repay the Payment Obligations, by: (i) the delivery of 3,500,000 Grams of Product (the “Total Product”); (ii) the payment of $7,840,000, being the product of $2.24 per Gram multiplied by the Total Product (the “Buy Back Amount”) to the Company in accordance with the instructions set out in Schedule “C” hereto; or (iii) upon Sundial providing the Company with 90 days advance written notice of its intention to repay any portion of the Payment Obligations with a combination of subparagraphs (i) and (ii) above such that the Company receives cash and Product (which shall be valued at $2.24 per Gram) representing an aggregate value equivalent to the Buy Back Amount, to the Company in accordance with the instructions set out in Schedule “C” hereto.

(b)

In the event of the delivery of the Total Product, Sundial shall, at its sole expense, comply with all information, delivery, branding and packaging requirements as instructed by the Company in writing, including, without limitation, the delivery of, all or part, of the Total Product to any Licensed Producer or Persons who are otherwise permitted to purchase the Products under the ACMPR and Applicable Laws.

(c)	Sundial’s ability to satisfy the Payment Obligations by the delivery of the Total Product shall automatically cease on the Business Day following the Maturity Date.

3.2	Maturity Penalty

(a)

If the Payment Obligations are not repaid in full on or prior to the Maturity Date, Sundial shall have the option to extend the Maturity Date by a further six months (the “Additional Term”) upon paying the Company $840,000 (the “Maturity Penalty”). The Maturity Penalty shall be payable to the Company prior to the commencement of the Additional Term in accordance with the instructions set out in Schedule “C” hereto.

(b)

On or before the expiry of the Additional Term, Sundial shall repay the Payment Obligations by the payment of the Buy Back Amount to the Company in accordance with the instructions set out in Schedule “C” hereto.

3.3	Prepayment of Note

Sundial shall not be entitled to prepay, all or any part, of the Payment Obligations without the prior written consent of the Company, such consent not to be unreasonably withheld. For greater certainty, the prepayment by Sundial of, all or any part, of the Payment Obligations shall not result in any reduction of the Payment Obligations.

3.4	Taxes

Sundial shall be responsible for all Taxes, deductions and remittances associated with all payments hereunder, other than any applicable Taxes otherwise payable by the Company in respect of income or any gain realized by the Company in respect of such payments.

3.5	Grossing-Up

Upon notice supported by reasonable evidence provided to Sundial, Sundial shall increase the amount of any payment for which it is required to withhold or deduct any sum under any Applicable Law, whether on account of Taxes, commissions or otherwise. The amount of any such increase will ensure that the Company will receive, after the sum has been deducted or withheld, the amount that it would have received for such payment had no sum been deducted or withheld.

3.6	Security

(a)

Sundial agrees to execute and deliver a general security agreement (the “GSA”) creating a First-Ranking Security Interest in respect of its present and future property, assets and undertaking to secure the payment and performance of its obligations in respect of this Agreement and the Note to the Company, subject to subparagraph 3.6(c) below.

(b)

The Security shall be in the form and substance satisfactory to the Company in its sole discretion. The Security may be registered by the Company, at its sole expense, where necessary or desirable to record and perfect the charges contained therein, at any time and without further notice to Sundial.

(c)

The Company agrees to enter into a subordination and postponement (the “ATB Subordination”) whereby it will subordinate the Security in favour of ATB Financial up to a maximum aggregate amount of $30,000,000, but will rank in priority to 2082033 Alberta Ltd. (“208 Co”), provided that, the terms and conditions of the ATB Subordination shall be in the form and substance satisfactory to the Company, acting reasonably.

(d)	Sundial shall cause 208 Co to enter into a subordination and postponement (the “CBW Subordination”) whereby it will subordinate all existing and future interests in Sundial in favour of the Company.

4.	REPRESENTATIONS AND WARRANTIES

4.1	Representations and Warranties of Sundial

Sundial hereby represents and warrants to and in favour of the Company as follows, and acknowledges that the Company is relying upon the following representations and warranties in connection with its execution, delivery and performance of this Agreement:

(a)

Incorporation; Capacity and Authority. Sundial is duly incorporated, continued or amalgamated and validly existing under the laws of the jurisdiction in which it was incorporated, continued or amalgamated, as the case may be, and has all requisite corporate power and authority and is duly qualified and holds all necessary permits, licenses and Authorizations necessary or required to carry on its business as now conducted and to own, lease or operate its properties and assets, and no steps or proceedings have been taken by any Person, voluntary or otherwise, requiring or authorizing its dissolution or winding up.

(b)

Execution and Binding Obligation. This Agreement has been duly authorized, executed and delivered by Sundial and upon such execution and delivery shall constitute a valid and binding obligation of Sundial and shall be enforceable against Sundial in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws relating to or affecting the rights of creditors generally and except as limited by the application of equitable principles when equitable remedies are sought, and by the fact that rights to indemnity, contribution and waiver, and the ability to sever unenforceable terms, may be limited by Applicable Law.

(c)

No Conflict. The execution and delivery of this Agreement, the performance by Sundial of its obligations hereunder and the consummation of the transactions contemplated hereby and thereby, do not and will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under (whether after notice or lapse of time or both): (i) any Applicable Laws; (ii) Sundial’s constating documents, by- laws or resolutions which are in effect at the date hereof; (iii) any mortgage, note, indenture, contract, agreement, instrument, lease or other document to which Sundial is a party or by which it is bound; or (iv) any judgment, decree or order binding either Sundial or its property and assets.

(d)	Subsidiaries.

Other than as set out in Section 4.1(d) of Schedule “D”, Sundial has no direct or indirect subsidiaries or any investments or proposed investments in any Person.

(e)	No Indebtedness.

(i)

Other than as set out in Section 4.1(e)(i) of Schedule “D”, there are no credit agreements, promissory notes, bonds, mortgages, indentures and other agreements and instruments pursuant to which any Indebtedness of Sundial is outstanding or may be incurred.

(ii)	Sundial has not guaranteed nor intends to guarantee (whether directly or indirectly, endorsed, co-made, discounted, or sold with recourse) any Indebtedness of any Person.

(f)	Compliance with Laws.

(i)

Sundial has conducted and is conducting its business in compliance in all material respects with all Applicable Laws (including all Environmental Laws) of each jurisdiction in which it carries on business and Sundial holds all requisite Authorizations necessary or appropriate for carrying on its business as currently carried on, and all such Authorizations are valid and subsisting and in good standing in all material respects. Without limiting the generality of the foregoing, Sundial has not received written notice of non-compliance, nor does it know of, nor have reasonable grounds to know of, any facts that could give rise to a notice of material non-compliance with any such Applicable Laws or Authorizations.

(g)	Required Authorizations.

(i)

No filing with, notice to, or Authorization of any Governmental Authority is required on the part of Sundial as a condition to the completion of the Transaction or the transactions contemplated by this Agreement.

(ii)

There is no requirement to obtain any Authorization of, or provide notice to, a party under any contract to which Sundial is a party, to complete the Transaction or the transactions contemplated by this Agreement.

(h)

Authorizations for Conduct of Business. Sundial is qualified, licensed or registered to carry on its business in all jurisdictions in which it is currently operating. Sundial has all Authorizations which are necessary for it to conduct its business as presently conducted. Such Authorizations are valid, subsisting and in good standing in all material respects and there are no outstanding material defaults or breaches under them. No event has occurred that, with or without notice or lapse of time or both, has or would reasonably be expected to result in the revocation, suspension, lapse or limitation of Sundial’s current Authorizations.

(i)	Non-Arm’s Length Transactions.

Other than as set out in Section 4.1(i) of Schedule “D”, Sundial is not a party to any contract with any Person not dealing at arm’s length (within the meaning of the Income Tax Act (Canada)) with Sundial.

(j)

Ownership of Assets; Specific Permitted Liens. Sundial owns, possesses and has a good and marketable title to the Collateral free and clear of any and all Liens except for Permitted Liens. Sundial has no commitment or obligation (contingent or otherwise) to grant any Liens except for Permitted Liens. No event has occurred which constitutes, or which with the giving of notice, lapse of time or both would constitute, a material default under any Permitted Lien. Section 4.1(j) of Schedule “D” contains a true and complete list of the Permitted Liens.

(k)	Properties.

(i)	Legal and Beneficial Ownership – Sundial holds legal and beneficial title to the Properties. All Collateral of Sundial is located on the Properties.

(ii)

Title – Sundial has good, valid and marketable title to the Properties, free and clear of all encumbrances of every kind and nature whatsoever, save and except the Permitted Encumbrances. There are no other Encumbrances nor any agreements which would be binding upon Sundial other than the Permitted Encumbrances.

(iii)

Compliance with Laws – Sundial has not received any work orders, deficiency notices, notices of violation or other notices of non-compliance regarding all or any of the Properties issued pursuant to any federal, provincial or municipal laws, by-laws, regulations, ordinances, codes and/or restrictions.

(iv)

Property Taxes – All municipal taxes, local improvement taxes, rates, development charges, school and water rates and charges, levies and assessments whatsoever due and owing in respect of the Properties have been paid in full up to the Closing Date.

(v)

Environmental Matters – (A) Sundial and the current use and condition of the Property has been and is in compliance with all applicable Environmental Laws, and to the knowledge of Sundial, there are no facts which would give rise to non- compliance of Sundial with any Environmental Laws, either in the conduct by Sundial of it business on the Properties, or in the current uses and conditions of any buildings or other improvements thereon; (B) there are no above-grade storage tanks or to the knowledge of Sundial any underground storage tanks present within or upon any of the Properties, (C) to the knowledge of Sundial, there is no pending or threatened matter, act or fact which could cause Sundial, or any of the Properties, to no longer be in compliance with all applicable Environmental Laws; and (D) the Properties are free of any explosives, radioactive materials, asbestos, urea formaldehyde foam insulation, hydrocarbon contaminants, underground storage tanks, pollutants, hazardous, corrosive or toxic substances, special waste or any other substance which is defined in or regulated pursuant to the Environmental Laws, nor have any environmentally hazardous materials been used or stored in or on the Properties, which could result in violation of any Environmental Laws.

(l)	Assets and Property.

(i)

Other than the Collateral, no other property or assets are necessary for the conduct of the business of Sundial as currently conducted in the Existing Facility or, to Sundial’s knowledge, as it is contemplated to be conducted at the Cultivation Facility.

(ii)

Any and all of the agreements and other documents and instruments pursuant to which Sundial holds the property and assets thereof are valid and subsisting agreements, documents and instruments in full force and effect, enforceable in accordance with the terms thereof, and such agreements, documents and instruments are in good standing.

(iii)	There is no claim, or the basis for any claim, that would reasonably have a Material Adverse Effect on the right of Sundial to use, transfer or otherwise exploit the Collateral.

(iv)

Other than as set out in Section 4.1(k) of Schedule “D”, none of the Sundial Facilities (or any interest in, or right to earn an interest in, any property) is subject to any right of first refusal or purchase or acquisition right and Sundial has no responsibility or obligation to pay any commission, royalty, license fee or similar payment to any Person with respect to the real property and material assets thereof.

(m)	Litigation and Proceedings.

(i)

There are no actions, suits, judgments, investigations or proceedings of any kind whatsoever outstanding, pending or, to Sundial’s knowledge, threatened against or affecting Sundial, or the directors, officers or employees thereof, at law or in equity or before or by any commission, board, bureau or agency of any kind whatsoever and, to Sundial’s knowledge, there is no basis therefor and Sundial is not subject to any judgment, order, writ, injunction, decree, award, rule, policy or regulation of any Governmental Authority, in each case which, either separately or in the aggregate, would reasonably have a Material Adverse Effect on Sundial or that would reasonably be expected to have a Material Adverse Effect on the ability of Sundial to perform its obligations under this Agreement.

(ii)

No legal or governmental proceedings or inquiries are pending to which Sundial is a party or to which the property thereof is subject that would result in the revocation or modification of any Authorization to conduct the business now owned or operated by Sundial which, if the subject of an unfavourable decision, ruling or finding would reasonably be expected to have a Material Adverse Effect on Sundial, and, to Sundial’s knowledge no such legal or governmental proceedings or inquiries have been threatened against or are contemplated with respect to Sundial or its properties and assets.

(n)	No Violation or Default.

(i)

Sundial is not in violation of its constating documents or in default in any respect in the performance or observance of any material obligation, agreement, covenant or condition contained in any contract, indenture, trust deed, mortgage, loan agreement, note, lease, license or other agreement or instrument to which it is a party or by which it or its property or assets may be bound.

(ii)

No counterparty to any obligation, agreement, covenant or condition contained in any material contract, indenture, trust deed, mortgage, loan agreement, note, lease or other agreement or instrument to which Sundial is a party is, to Sundial’s knowledge, in default in the performance or observance thereof.

(o)

Taxes. All Taxes due and payable by Sundial have been paid. All tax returns, declarations, remittances and filings required to be filed by Sundial have been filed with all appropriate Governmental Authorities and all such returns, declarations, remittances and filings are complete and accurate in all material respects and no material fact or facts have been omitted therefrom which would make any of them misleading. No examination of any Tax return of Sundial is currently in progress and there are no issues or disputes outstanding with any Governmental Authority respecting any Taxes that have been paid, or may be payable, by Sundial which if adversely determined would reasonably be expected to have a Material Adverse Effect on Sundial.

(p)

Employees. Sundial is in compliance in all material respects with all Applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours. Sundial is currently in compliance in all material respects with all workers’ compensation, occupational health and safety and similar legislation, including payment of all amounts owing thereunder, and there are no pending claims or outstanding orders under applicable workers’ compensation legislation, occupational health and safety or similar legislation nor has any event occurred which may give rise to any such claim.

(q)

Insurance. Sundial maintains insurance by insurers of recognized financial responsibility, against such losses, risks and damages to its assets (including biological assets) in such amounts as are customary for the business in which they are engaged and on a basis consistent with reasonably prudent persons in comparable businesses, and all of the policies in respect of such insurance coverage, fidelity or surety bonds insuring Sundial, and its directors, officers and employees, and Sundial ‘s assets, are in good standing and in full force and effect in all respects, and not in default. Sundial is in compliance with the terms of such policies and instruments and there are no claims by Sundial under any such policy or instrument as to which any insurance company is denying liability or defending under a reservation of rights clause; to Sundial’s knowledge there is no reason that it will not be able to renew such existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not have a Material Adverse Effect, and Sundial has not failed to promptly give any notice of any claim thereunder.

(r)	Compliance under ACMPR.

(i)

Sundial is in compliance with the terms and conditions of the ACMPR License, except where the failure to so comply would not have a Material Adverse Effect, and to Sundial’s knowledge there is no basis upon which the renewal of such ACMPR License would be denied.

(ii)	All starting materials and genetics for Sundial’s Products have been received and cultivated in accordance with the ACMPR and Applicable Laws.

(iii)	To Sundial’s knowledge there is no basis upon which an Authorization to sell Products from Health Canada under the ACMPR License would be denied.

(iv)

Except as disclosed to the Company in writing, Sundial has not received any notice or communication from any customer, supplier, Health Canada, Governmental Authority or Person alleging a default, or requesting a modification or clarification to any aspect of the ACMPR License. To Sundial’s knowledge, there is no basis for Sundial to suspect any such allegation discussed in this Section from any Person.

(v)

All Product research and development activities, including quality assurance, quality control, testing, and research and analysis activities, conducted by Sundial is being conducted in accordance and compliance with (i) appropriate industry, laboratory safety, management and training standards applicable to Sundial’s current business; and (ii) all standard operating procedures and good production practices approved by Health Canada under the ACMPR License.

(s)

Anti-Corruption and Anti-Bribery Laws. Sundial is not, to Sundial’s knowledge, aware of or has taken any action, directly or indirectly, that could result in a violation by such Persons of applicable laws relating to terrorism, money laundering and proceeds of crime, including the Proceeds of Crime (Money

Laundering) and Terrorist Financing Act (Canada), the Corruption of Foreign Public Officials Act (Canada), the Foreign Corrupt Practices Act of 1977 (United States), as amended, and the rules and regulations thereunder or any other similar anticorruption law to which Sundial may be subject (collectively, the “Acts”), including making any bribe, rebate, payoff, influence payment, kickback or other unlawful payment or making use of the mails or any means or instrumentality of interstate commerce in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value or benefit to any “foreign official” or “public official” (as such terms are defined in the applicable Acts) or any foreign political party or official thereof or any candidate for foreign political office, or any third party or any other Person to the benefit of the foregoing, in contravention of the Acts, and Sundial has conducted its businesses in compliance with the Acts and will implement and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.

(t)

No Finder’s Fees. There is no Person acting or, to Sundial’s knowledge, purporting to act at the request or on behalf of Sundial that is entitled to any brokerage or finder’s fee or other compensation in connection with the Transaction or the transactions contemplated by this Agreement.

(u)

Books and Records. The minute books and corporate records of Sundial have been maintained in accordance with commercially reasonable business practices and are true, complete and accurate in all material respects.

(v)

Material Facts. All information which has been prepared by Sundial relating to its business, property and liabilities and provided or made available to the Company is, as of the date of such information, true and correct in all material respects, taken as whole, and no fact or facts have been omitted therefrom which would make such information materially misleading.

5.	COVENANTS OF SUNDIAL

Sundial hereby covenants and agrees with the Company as follows, and acknowledges that the Company is relying upon the following covenants in connection with its execution, delivery and performance of this Agreement and until Payment Obligations are repaid in full:

5.1	Positive Covenants

(a)

Sundial shall provide, in a timely manner, the Company with any comments, reports, responses or similar feedback received from a Governmental Authority with respect to the Sundial Facilities and the ACMPR License and any application or amendment to an application for development approvals, Authorizations or the ACMPR License.

(b)	Sundial shall conduct its business in the Ordinary Course and in compliance with all Applicable Laws (including Environmental Laws) of each jurisdiction in which it carries on business.

(c)

Sundial shall take all actions necessary to ensure that all Products produced at the Sundial Facilities shall satisfy all applicable regulatory requirements under the ACMPR and any other Applicable Laws, including in regards to requirements relating to microbial and chemical tolerance limits, use of pest control products and the use of additives etc.

(d)

Sundial will implement and maintain adequate security measures and safeguards to protect personal information collected from registered patients and customers and other parties from illegal or unauthorized access or use by its personnel or third parties or access or use by its personnel or third parties in a manner that violates the privacy rights of third parties. Sundial will comply, in all material respects, with all applicable privacy and consumer protection legislation and will not collect, receive, store, disclose, transfer, use or permit unauthorized access to any information protected by privacy laws, whether collected directly or from third parties, in an unlawful manner. Sundial will take all commercially reasonable steps to protect personal information against loss or theft and against unauthorized access, copying, use, modification, disclosure or other misuse.

(e)	Sundial will pay all principal and all other amounts due hereunder at the times and in the manner specified herein.

(f)	Sundial will fulfill all covenants and obligations required to be performed by it under this Agreement and any other agreement or undertaking now or hereafter made between the Parties.

(g)

Sundial will provide prompt notice to the Company of each of the following: (i) the occurrence of an Event of Default; (ii) the incorrectness of any representation or warranty contained herein in any material respect; (iii) any material contravention of or material non-compliance by Sundial with any terms and conditions of this Agreement and any other agreement delivered in connection with the transactions contemplated by this Agreement; (iv) any Material Adverse Effect or Material Adverse Change; (v) litigation affecting Sundial or the Sundial Facilities; (vi) any material labour dispute affecting Sundial; and (vii) any material notices or material communications received from Health Canada, any Governmental Authority or Person.

5.2	Negative Covenants

(a)	Sundial shall not, and shall not permit any of its Affiliates to, do any of the following:

(i)	create, incur, assume, suffer to exist, guarantee, or otherwise become or remain, directly or indirectly, liable with respect to any Indebtedness;

(ii)

create, incur, assume, or suffer to exist, directly or indirectly, any Encumbrance on or with respect to any of its assets, of any kind, whether now owned or hereafter acquired, or any income or profits therefrom; or

(iii)	grant or suffer to exist any Liens in respect of any of its property and assets, other than the Permitted Liens.

(b)

Sundial shall not consolidate or combine with any Person, undergo a Change of Control, convey, transfer, license, sell, lease or otherwise dispose of all or substantially all of the properties and assets of Sundial to any Person without the counterparty to such transaction or combination delivering a signed acknowledgement to the Company, in a form reasonably satisfactory to the Company, acknowledging and assuming all right and obligations under this Agreement and the Note as if such counterparty were an original party hereto and thereto.

(c)	Sundial shall not, without the prior written consent of the Company (not to be unreasonably withheld or delayed):

(i)	adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization; or

(ii)	enter into any agreement, commitment or understanding (whether written or oral) with respect to making a material change in the operation of its businesses.

(d)	Sundial shall not directly or indirectly sell or otherwise dispose of any the Collateral, other than in the Ordinary Course.

(e)	Sundial shall not use the proceeds of any amounts advanced by the Company for any purposes other than those expressly contemplated in this Agreement.

6.	CLOSING

6.1	Closing Date

The “Closing Date” shall be February 16, 2018 being, the date upon which the Principal Amount will be advanced by the Company to Sundial.

6.2	Closing Deliverables of Sundial prior to the Advance of the Principal Amount

On or prior to the Closing Date, Sundial shall deliver to the Company:

(a)	a certificate of status with respect to Sundial dated on or no more than one Business Day prior to the Closing Date;

(b)	an executed Note;

(c)	an executed GSA;

(d)	an executed undertaking re: subordination and postponement from 208 Co relating to the CBW Subordination;

(e)

a certificate from a senior officer of Sundial, dated as of the Closing Date, certifying: (i) the constating documents of Sundial; (ii) resolutions of the board of directors authorizing the execution, delivery and performance of this Agreement, the Transaction and the transactions contemplated hereby and thereby; and (iii) the names, positions and true signatures of the persons authorized to sign this Agreement on its behalf; and

(f)	all other documents required to be delivered by Sundial pursuant to the provisions of this Agreement.

Each of the foregoing deliveries is a condition of closing in favour of the Company and the Company will have no obligation to complete the Transaction if each of such deliveries is not made at or prior to the Closing Date.

6.3	Closing Deliverables of the Company prior to the Advance of the Principal Amount

On or prior to the Closing Date, the Company shall deliver to Sundial:

(a)	an executed counterpart of the Note;

(b)	the Principal Amount by wire transfer to the account designated by Sundial in writing by no more than three Business Days prior to the Closing Date;

(c)	an executed undertaking re: subordination and postponement from the Company relating to the ATB Subordination; and

(d)	all other documents required to be delivered by the Company pursuant to the provisions of this Agreement.

Each of the foregoing deliveries is a condition of closing in favour of Sundial and Sundial will have no obligation to comply with the provisions of this Agreement and the Note if each of such deliveries is not made at or prior to the Closing Date.

7.	REPORTING

7.1	Reporting Obligations

Until the Payment Obligations are repaid in full, Sundial shall provide the Company with the following documents, reports and data monthly (collectively, the “Reports”):

(a)

Any reports, notices, material correspondence or other documentation provided to, received or requested by Health Canada, including (i) inspection reports; (ii) Recall Reports; (iii) Summary Reports; (iv) case reports; and (v) notices of license issuance or renewal; and (vi) notices of license refusal or revocation.

(b)	In the event that any such Reports are:

(i)	being provided to Health Canada by Sundial, Sundial shall provide the Company with a copy of the final submission to Health Canada; and

(ii)

received by Sundial, from Health Canada, Sundial shall provide a copy of such Reports to the Company as soon as practicable, and in any event, no later than five Business Days after such Report is received by Sundial.

8.	RECORD KEEPING AND AUDIT RIGHTS

8.1	Required Records

With respect to its Products and the transactions contemplated herein, Sundial shall maintain (collectively, the “Records”):

(a)

all such documents, records and other information as required by the ACMPR and other Applicable Law, including copies of all analytical tests performed by or on behalf of Sundial on the Product, copies Sundial’s SOPs, and any amendments thereto, and copies of Sundial’s records demonstrating that the Product was produced, packaged and labeled in accordance with the ACMPR or other Applicable Law; and

(b)	all such additional documents, books, records and other information as required to comply with the provisions of this Agreement.

8.2	Record Retention

Sundial shall retain the Records for a period equal to the longer of: (i) the retention period for such Records required by Applicable Law; or (ii) two years from the date of the Maturity Date or the Additional Term.

8.3	Audit Rights

The Company will have the right to inspect and audit the books and records of Sundial (in each instance an “Audit”) not more than once prior to the Maturity Date in accordance with the following:

(a)	the Company shall provide Sundial, as applicable, with at least five calendar days prior written notice of its intention to conduct such Audit;

(b)

to the extent permitted by Applicable Law, Sundial shall provide the Company and its external advisors, with reasonable Access, during normal Business Days and hours, to any Sundial Facility and shall provide reasonable access to all Records for the purposes of conducting the Audit; and

(c)	each Audit shall be conducted as efficiently as possible and with as little disruption to the business operations of Sundial as reasonably possible.

9.	CONFIDENTIAL INFORMATION

9.1	Confidentiality

The Parties shall treat all Confidential Information as confidential and may not either disclose Confidential Information or use it other than for bona fide purposes connected with this Agreement or any other agreements or instruments to be executed and delivered pursuant to the terms hereof without the prior written consent of the other Parties, except that consent is not required for disclosure to:

(a)

an Affiliate of a Party or their respective directors, officers, or employees, as long as they in turn are required to treat the Confidential Information as confidential on terms substantially the same as those set out in this Section 9.1;

(b)

accountants, professional advisers and bankers and other lenders, whether current or prospective, as long as they are subject to statutory professional secrecy rules or similar legal concepts under Applicable Laws or, in turn, are required to treat the Confidential Information as confidential on terms substantially the same as those set out in this Section 9.1;

(c)

any Governmental Authority having jurisdiction over a Party, to the extent legally required, and then only after, to the extent permitted by law, informing the other Parties thereof and, to the extent possible, with sufficient notice in advance to permit the other Parties to seek a protective order or other remedy;

(d)

any Person to the extent required by any Applicable Laws, judicial process or the rules and regulations of any recognized stock exchange and then only subject to prior consultation with the other Parties; or

(e)

any intended assignee of the rights and interests of a Party under this Agreement or to a Person intending to acquire an interest in a Party to this Agreement as long as the intended assignee or acquirer in turn is required by that party to treat the Confidential Information as confidential in favour of the other Parties on terms substantially the same as those set out in this Section 9.1.

9.2	Public Statements

No public announcement or statement concerning the execution and delivery of this Agreement and the transactions contemplated by this Agreement shall be made by the Parties, their respective Affiliates or their respective Representatives without the prior written consent of the Parties unless such disclosure is required by Applicable Law. If such disclosure is required by Applicable Law, the Parties shall use commercially reasonable good faith efforts to enable the other Parties to review and comment on such disclosure prior to the release thereof and, if such prior review and consultation is not possible, to give oral and written notice of such disclosure immediately following the making of such disclosure.

10.	EVENTS OF DEFAULT

10.1	Events of Default

Subject to Section 11.4 and the provisions herein, the occurrence of any one or more of the following events shall constitute an “Event of Default” hereunder:

(a)

Sundial is in breach of any payment or delivery obligations under this Agreement, the Note, the GSA or any other agreement, document or instrument executed and delivered in connection therewith, and such breach is not cured within 10 calendar days following the date of receipt by Sundial of written notice from the Company describing the nature of such breach;

(b)

Sundial is in default in the observance or performance of any covenant or condition of this Agreement and such breach is not cured within 15 calendar days following the date of receipt by Sundial of written notice from the Company describing the nature of such default;

(c)

Sundial fails to discharge (or in the case of (iii) below, sufficiently amend, to the satisfaction of the Company, acting reasonably, the Personal Property Security Act (Alberta) description to be limited to $350,000 held as cash collateral) the following registrations by the date which is 60 days following the Closing Date:

(i)	mortgage granted by Sundial in favour of Mountain View Credit Union (“MVCU”) registered against descriptive plan 1710892; Block 1; Lot 13 as registration number [***];

(ii)	caveat regarding assignment of rents and Leases granted by the Sundial in favour of MVCU registered against descriptive plan 1710892; Block 1; Lot 13 as registration number [***]; and

(iii)	security agreement granted by Sundial in favour of MVCU and registered as registration number [***] at the Alberta Personal Property Registry; or

(d)	the commencement of any Bankruptcy Proceeding in respect of Sundial or any Affiliate thereof.

10.2	Effect of Event of Default

(a)

Upon the occurrence of an Event of Default, the Company shall provide Sundial with written notice thereof (a “Default Notice”), such Default Notice to contain sufficient detail of the Event of Default.

(b)

Upon receipt of a Default Notice: (i) the Payment Obligations, together with all other amounts due hereunder, shall immediately become due and payable; (ii) the Company shall be permitted to obtain or enforce payment of the Payment Obligations, together with any other amounts due hereunder by such proceedings authorized by this Agreement or by law or equity as the Company shall deem expedient; and (iii) the Company shall be permitted to realize the Security against any portion or portions of the Payment Obligations without further notice or consent from Sundial.

(c)

Upon the occurrence and during the continuation of an Event of Default, all accelerated Payment Obligations shall bear interest at the rate of 30% per annum in order to compensate the Company for the additional risk.

10.3	Waiver of an Event of Default

The Company, in its sole discretion, may waive any Event of Default in writing. No such act or omission of the Company shall extend to or be taken in any manner whatsoever to affect any subsequent Event of Default or the rights resulting therefrom.

11.	RISK MANAGEMENT

11.1	Indemnification of the Company

Subject in all cases to Section 11.3, Sundial (“Indemnifying Party”) agrees to indemnify, defend and hold harmless the Company, its Representatives and their respective Affiliates (each, an “Indemnified Party”) from any and all Losses arising from or in connection with any of the following:

(a)

any material inaccuracy of any representation or warranty given by the Indemnifying Party in this Agreement, the Note or any agreement, instrument or document executed in connection with this Agreement; or

(b)

any breach by the Indemnifying Party of any covenant, condition or agreement for which it is responsible for in this Agreement, including any breach by the Indemnifying Party that was caused by or contributed to by any act or omission of its officers, directors, employees, agents, affiliates, representatives, successors, and assigns; or

(c)	an Event of Default; or

(d)	any Recall Expense.

11.2	Subrogation

[intentionally deleted]

11.3	Losses

The Parties agree that, in all cases:

(a)

Subject to Section 11.3(b), in no event shall a Party be liable for indirect or consequential, exemplary, punitive or special damages (relating to this Agreement or any other any agreement, instrument or document executed in connection with this Agreement even if such Party has been advised of the possibility of such damages in advance and whether such losses arise in, under or pursuant to contract, tort, common law, equity, statute or otherwise).

(b)

The limitations set forth in Section 11.3(a), shall not apply with respect to (i) any portion of Losses that are found by final determination of an arbitrator to have resulted primarily and directly from the fraud or the gross negligence of the indemnifying Party or its officers, directors, employees, agents, affiliates, representatives, successors or assigns; and (ii) any Recall Expense.

(c)	The rights to indemnification under this Article 11 shall expire 24 months following any termination or expiry of this Agreement.

11.4	Change in Law

(a)

If, at any time until the Payment Obligations are repaid in full, there is any change in Applicable Law with which a Party is required to comply and, as a result of such compliance, such Party is no longer able to comply with one or more provisions of this Agreement (each such change, a “Change of Law”) the affected Party shall promptly notify (a “Change of Law Notice”) in writing the non-affected Party of the Change of Law and any such notice shall contain a description of the Change of Law (with supporting documentation), the exact obligations under this Agreement which the affected Party is delayed or prevented from performing as a result of such Change of Law (the “Affected Obligations”).

(b)

The Parties will, in good faith, seek to agree on amendments (if any) to this Agreement necessary and appropriate to take account of the Change of Law, so that this Agreement may continue in force. All such amendments (if any) shall be agreed to by the Parties no later than 60 calendar days from the date of the Change of Law Notice, or such later date as the Parties may mutually agree in writing (the “Change Period”).

(c)

During the Change Period the obligation of the affected Party to perform the Affected Obligations shall be suspended and the affected Party shall not suffer or incur any liability to the non-affected Party or other Person in connection with its delayed or non- performance of the Affected Obligations, provided that the affected Party has used and continues to use its commercially reasonable good faith efforts to minimize the impact of its delay or non-performance of the Affected Obligations, including cooperating and collaborating with the non-affected Party to impose interim procedures or workarounds to minimize the impact of its delay or non-performance of the Affected Obligations.

11.5	Serious Adverse Reaction and Recall

(a)

In the event that a client or customer of Sundial or the Company experiences a Serious Adverse Reaction to any Lot or Batch of any Strain comprising any of the Product delivered to the Company hereunder, either Party whose client or customer has experienced the Serious Adverse Reaction shall promptly notify the other Party of the Serious Adverse Reaction.

(b)

Sundial shall indemnify the Company for all Losses arising from or in connection with any Recall (collectively, the “Recall Expense”). The number of Grams which are subject to or affected by a Recall and the amount of the Recall Expense shall be added to the Payment Obligations.

(c)

in the event that Sundial receives a request from the Minister for any Case Report, Summary Report, interim Summary Report or any other information relating to any Adverse Reaction to any Lot or Batch of any Strain comprising any of the Product delivered to the Company hereunder:

(i)	Sundial shall promptly notify the Company in writing and provide the Company with a copy of the Minister’s request; and

(ii)	Sundial shall use its commercially reasonable good faith efforts to promptly respond to the Minister’s request.

11.6	Notice of Claim

If an Indemnified Party becomes aware of any act, omission or state of facts that may give rise to Losses in respect of which a right of indemnification is provided for under Section 11.1, the Indemnified Party shall promptly give written notice thereof (a “Notice of Claim”), which notice shall specify whether the potential Losses arise as a result of a Direct Claim or a Third Party Claim. Each Notice of Claim shall specify with reasonable particularity (to the extent that the information is available):

(a)	the factual basis for the Claim, and any provisions of the Agreement, or of any Applicable Law, relied upon; and

(b)	the amount of the Claim, or, if an amount is not determinable, an approximate and reasonable estimate of the potential Claim,

provided that the failure by an Indemnified Party to promptly provide a Notice of Claim shall not relieve or diminish the Indemnifying Party from its indemnification obligations pursuant to Section 11.1 unless and only to the extent such failure or delay has prejudiced or could reasonably be expected to prejudice such Indemnifying Party’s ability to fully respond or the amount of Losses.

11.7	Procedure for Indemnification

(a)

Direct Claims. Following receipt of notice of a Direct Claim, the Indemnifying Party shall have 90 calendar days to make such investigation of the Direct Claim as the Indemnifying Party considers necessary or desirable. For the purpose of such investigation, the Indemnified Party shall make available to the Indemnifying Party and its Representatives the information relied upon by the Indemnified Party to substantiate the Direct Claim, together with all such other information as the Indemnifying Party may reasonably request. If the Indemnified Party and the Indemnifying Party agree at or prior to the expiration of such 90 calendar day period (or any extension thereof mutually agreed to in writing by the Indemnified Party and the Indemnifying Party) as to the validity and amount of the Direct Claim, the Indemnifying Party shall promptly pay to the Indemnified Party the full agreed upon amount of the Direct Claim, failing which, the Claim shall be settled in accordance with the dispute resolution provisions of this Agreement set out in Article 12 hereof.

(b)	Third Party Claims.

(i)

With respect to any Third Party Claim, the Indemnifying Party shall have the right, at its own expense, to participate in or assume control of the negotiation, settlement or defence of the Third Party Claim and, in such event, the Indemnifying Party shall reimburse the Indemnified Party for all of the Indemnified Party’s out-of-pocket expenses as a result of such participation or assumption. If the Indemnifying Party elects to assume such control, the Indemnified Party shall have the right to participate in the negotiation, settlement or defence of such Third Party Claim at its own expense and shall have the right to disagree on reasonable grounds with the selection and retention of legal counsel, in which case legal counsel satisfactory to both the Indemnifying Party and the Indemnified Party shall be retained by the Indemnifying Party.

(ii)

If the Indemnifying Party, having elected to assume control as contemplated in Section 11.7(b)(i), thereafter fails to defend such Third Party Claim within a reasonable time, the Indemnified Party shall be entitled to assume such control and the Indemnifying Party shall be bound by the results obtained by the Indemnified Party with respect to such Third Party Claim.

(iii)

In the event that any Third Party Claim is of a nature such that the Indemnified Party is required by Applicable Law to make a payment to any Third Party with respect to such Third Party Claim before the completion of settlement negotiations or related legal proceedings, the Indemnified Party may make such payment and the Indemnifying Party shall, forthwith after demand by the Indemnified Party, reimburse the Indemnified Party for any such payment. If the amount of any liability under the Third Party Claim in respect of which such a payment was made, as finally determined, is less than the amount which was paid by the Indemnifying Party to the Indemnified Party, the Indemnified Party shall, forthwith after receipt of the difference from the Third Party, pay such difference to the Indemnifying Party.

(iv)

Except in the circumstances contemplated by Section 11.7(b)(ii), whether or not the Indemnifying Party assumes control of the negotiation, settlement or defense of any Third Party Claim, the Indemnified Party shall not negotiate, settle, compromise or pay any Third Party Claim except with the prior written consent of the Indemnifying Party (which consent shall not be unreasonably delayed or withheld).

(v)

The Indemnified Party shall not permit any right of appeal in respect of any Third Party Claim to terminate without giving the Indemnifying Party notice thereof and an opportunity to contest such Third Party Claim.

(vi)

The Parties shall cooperate fully with each other with respect to Third Party Claims, shall keep each other fully advised with respect thereto (including supplying copies of all relevant documentation promptly as it becomes available) and shall each designate a senior officer who will keep himself/herself informed about and be prepared to discuss the Third Party Claim with his or her counterpart and with legal counsel at all reasonable times.

(vii)

Notwithstanding anything to the contrary contained herein, the Indemnifying Party shall not settle any Third Party Claim without the consent of the Indemnified Party unless the settlement: (A) includes a complete release of the Indemnified Party with respect to the Third Party Claim; and (B) contains no admission of fault or guilt on the part of the Indemnified Party with respect to the Third Party Claims.

12.	DISPUTE RESOLUTION

12.1	Arbitration Procedures

All disputes, controversies or claims arising out of, relating to, or in respect of this Agreement, including any issue regarding its existence, validity, enforceability, interpretation, breach or termination (each a “Dispute”) shall be resolved in accordance with the provisions of this Agreement.

(a)

Any Dispute that Parties are unable to amicably resolve or settle between themselves through negotiations between the designated representatives or senior executives of Parties within 15 Business Days (or such longer period as the Parties may mutually agree to in writing) of a Party being provided notice of such Dispute (the “Consultation Period”) shall be referred to and finally determined by final and binding arbitration. The arbitration shall be confidential and shall be conducted by one independent and impartial arbitrator selected in accordance with the provisions of this Agreement (the “Arbitrator”).

(b)	The arbitration shall be governed by the Arbitration Act, 1991 to the extent that such rules do not conflict with this Section 12.

(c)

The arbitration shall be seated in the City of Toronto and the arbitration agreement set forth in this Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario. The language of the arbitration shall be English.

(d)

Within 30 calendar days of the expiry of the Consultation Period, the Parties agree to jointly select the Arbitrator who shall be trained in the laws of Ontario. The Arbitrator shall be impartial and independent of the Parties and shall be experienced and knowledgeable about the subject matter of the Dispute (generally and not as to the express facts concerning the Dispute). If the Parties are unable to agree upon the Arbitrator, a Party may apply to elect an Arbitrator in accordance with the provisions of the Arbitration Act, 1991.

(e)

It is specifically acknowledged and confirmed that any Dispute that cannot be resolved between the Parties prior the expiry of the Consultation Period shall be submitted to arbitration irrespective of the magnitude thereof or the amount in question.

(f)

The Arbitrator shall have jurisdiction: (i) to apply all Applicable Laws, common law and equity (including the scope of the agreement to arbitrate, any statute of limitations, conflict of laws rules, tort claims and interest claims); and (ii) to make an award or awards in respect of interest and the payment of the costs of the arbitration (including arbitrators’ fees and the legal costs of the Parties). The Arbitrator also may, where requested by a Party, determine the nature and extent of production of documents and oral depositions.

(g)

The award of the Arbitrator shall be reduced to writing and be final and binding on the Parties and not subject to any appeal (a “Final Determination”). Any monetary award shall be made and payable, free of any Taxes or other deduction, and shall bear interest from the date of any breach or other violation of this Agreement to the date on which the award is paid, at a rate determined by the Arbitrator.

(h)

Judgment upon the award(s) rendered by the Arbitrator may be entered and execution had in any court of competent jurisdiction, or application may be made to such court for a judicial acceptance of the award and order of enforcement.

(i)

Each Party shall bear its own expenses of preparing for and participating in connection with the arbitration, including legal fees but the Party against whom judgment is rendered shall bear all legal fees of the Arbitrator.

(j)

By agreeing to arbitration, the Parties do not intend to deprive any court of its jurisdiction to issue a pre-arbitral injunction, pre-arbitral attachment or other order in aid of the arbitration proceedings and the enforcement of any award. Without prejudice to such provisional remedies in aid of arbitration as may be available under the jurisdiction of a legal court, the Arbitrator shall have full authority to grant provisional remedies, statutory remedies and to award damages for the failure of the Parties to respect the Arbitrator’s orders to that effect.

Nothing in this Agreement shall restrict or prohibit a Party from commencing arbitration at any time, including prior to the expiry of a Consultation Period, in order to protect its rights under this Agreement or in relation to a Dispute.

12.2	Continued Performance

Except where reasonably prevented by the nature of the Dispute, the Parties shall continue to perform their respective duties, obligations and responsibilities under this Agreement while the Dispute is being resolved in accordance with this Section 12, unless and until such obligations are lawfully terminated or expire in accordance with the provisions thereof.

12.3	Proceedings Confidential

Except where disclosure is required by Applicable Law, all dispute resolution and arbitration proceedings (including all related information, communications, documents, materials, and evidence) shall be strictly confidential, and each Party shall have a fiduciary obligation to the other Party to protect, preserve and maintain the integrity of such confidentiality.

13.	GENERAL MATTERS

13.1	Enurement

This Agreement shall enure to the benefit of and be binding upon the Parties and their respective successors, legal representatives and permitted assigns.

13.2	Assignment

The rights and benefits of Sundial hereunder shall not be assignable without the prior written consent of the Company. The Company may assign any of its rights and benefits hereunder without the prior written consent of Sundial. This Note shall be binding upon and enure to be benefit of the Parties hereto and their respective successors and permitted assigns.

13.3	Notices

Any notice, consent, waiver, direction or other communication required or permitted to be given under this Agreement by a Party shall be in writing and may be given by sending same by email, prepaid mail or by delivery by hand addressed to the Party to which the notice is to be given at the applicable address noted below. Any such notice, consent, waiver, direction or other communication, if sent by email, shall be deemed to have been given and received at the time of receipt (if a Business Day or, if not, the next succeeding Business Day) unless actually received after 5:00 p.m. (local time) at the point of delivery in which case it shall be deemed to have been received on the next succeeding Business Day; if mailed by prepaid first-class mail at any time other than during a general discontinuance of postal service due to strike, lock-out of otherwise, shall be deemed to have been received on the fourth Business Day after the post-marked date thereof; or, if delivered by hand, shall be deemed to have been received on the day on which it is delivered (if a Business Day, if not, the next succeeding Business Day).

The address for each of the Parties shall be as follows:

(a)	If to the Company at:

Cannabis Wheaton Income Corp.

777 Richmond St. W,

Suite 002

Toronto ON M6J 3N5

Attention:     [***]

Email:          [***]

(b)	If to the Sundial at:

Site 4, Box 17 RR1, Airdrie, AB T4B 2A3

Attention:     [***]

Email:          [***]

13.4	Third Party Beneficiaries

This Agreement is entered into solely between, and may be enforced only by Sundial and the Company and their respective successors and permitted assigns. Except for the benefits of Section 11 which the Parties (as applicable) are deemed to hold in trust for and on behalf of other Indemnified Parties, this Agreement shall not be deemed to create any rights in any Person other than the Parties or to create any obligations of a Party to any such Person, whether directly or indirectly.

13.5	Disclaimer of Other Warranties

Other than as expressly set out in this Agreement, no Party makes any other warranties, express or implied and each Party expressly disclaims, to the maximum extent permitted by law, all other warranties or conditions, express or implied by statute or otherwise, including any implied warranties of merchantability, and fitness for a particular purpose, and non-infringement.

13.6	Language

The parties confirm having requested that this Agreement and all notices or other communications relating hereto be drawn-up in the English language only.

13.7	Further Assurances

Each Party shall, from time to time and at all times hereafter, at the request of the other Party but without additional consideration, do all such other acts and execute and deliver all such further documents and instruments as shall be reasonably required in order to fully perform and carry out the provisions of this Agreement.

13.8	Effective Annual Rate

Under no circumstances shall the Company receive a payment or partial payment under or in relation to this Agreement at a rate that is prohibited under Applicable Law. Accordingly, notwithstanding anything herein or elsewhere contained, if and to the extent that under any circumstances the amounts received by the Company pursuant to this Agreement or any agreement or arrangement collateral hereto entered into in consequence or implementation hereof would, but for this Section 13.8, be a rate that is prohibited under Applicable Law, then the effective annual rate, as so determined, received or to be received by the Company shall be and be deemed to be adjusted to a rate that is one whole percentage point less than the lowest effective annual rate that is so prohibited; and, if the Company has received a payment or partial payment which would, but for this Section 13.8, be so prohibited then Sundial and the Company acknowledge, agree, intend and confirm that:

(a)

any amount or amounts so received by the Company in excess of the lowest effective annual rate that is so prohibited shall be deemed to constitute a success fee (all such cumulative amounts being the “Success Fee”) and not “interest” as defined under the Criminal Code (Canada) (the “Code”); and

(b)

Sundial shall not object to or contest the payment of any Success Fee (once such amount is finally determined in accordance with the terms of this Agreement) or claim that any portion of the Success Fee constitutes “interest” as defined under the Code.

13.9	Counterparts

This Agreement may be executed by any Party in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument. The transmission by facsimile of, or e-mail transmission of a portable document format (.pdf), copy of the execution page hereof reflecting the execution of this Agreement by any Party shall be effective to evidence the Party’s intention to be bound by this Agreement and that Party’s agreement to the provisions hereof, all without the necessity of having to produce an original copy of such execution page.

[Remainder of this page intentionally left blank.]

The Parties have caused this Agreement to be executed by their duly authorized representatives as of the ___ day of _________, 2018.

CANNABIS WHEATON INCOME CORP.

Per:	/s/ [***]
Name: [***]
Title: [***]

I have the authority to bind the corporation.

SUNDIAL GROWERS INC.

Per:	/s/ [***]
Name: [***]
Title: [***]

I have the authority to bind the corporation.

[Signature Page – Note Purchase Agreement]

SCHEDULE “A”

DEFINITIONS

(a)	“ACMPR License” means license No. 10-MM0078/2017 granted to Sundial at 273209 Range Road 20, M.D. Rocky View No. 44, Airdrie, AB T4B 2A3, to cultivate cannabis pursuant to the ACMPR.

(b)

“ACMPR” means the Access to Cannabis for Medical Purposes ACMPR, promulgated under the Act as the same may be amended from time to time and includes all written and publicly available notices, guidance, guidelines and ancillary rules or regulations promulgated thereunder or in connection therewith.

(c)	“Act” means the Controlled Drugs and Substances Act S.C. 1996, c.19 as the same may be amended from time to time and includes any successor or replacement legislation.

(d)

“Affiliate” means, in relation to any Person, any other Person that controls the first Person, is controlled by the first Person or is controlled by the same Person that controls the first Person. For certainty, a Person is an Affiliate of another Person if they are both an Affiliate of a third Person.

(e)

“Agreement” means this Note Purchase Agreement, in each case as the same may be supplemented, amended, restated or replaced from time to time, and the expressions “hereof”, “herein”, “hereto”, “hereunder”, “hereby” and similar expressions refer to this Agreement and unless otherwise indicated, references to Articles and Sections are to Articles and Sections of this Agreement.

(f)

“Applicable Law” means any domestic or foreign statute, law (including the common law), ordinance, rule, regulation, restriction, by-law (zoning or otherwise), order or any consent, exemption, approval or license of any Governmental Authority, that applies in whole or in part to the transactions contemplated by this Agreement, the Company, the Product, including the ACMPR.

(g)	“arm’s length” shall have the meaning ascribed thereto in the Income Tax Act (Canada).

(h)	“ATB Financial” shall mean Alberta Treasury Branches.

(i)

“Authorization(s)” means, with respect to any Person, any order, permit, approval, registration, consent, certificate, waiver, license or similar authorization of any Governmental Authority having jurisdiction over the Person.

(j)

“Bankruptcy Proceedings” means, in relation to a Party: (i) the making of an assignment or arrangement for the benefit of creditors; (ii) the filing by such Party of a petition or commencement of proceedings under any bankruptcy or similar law, or having such a petition filed or proceeding commenced with respect to such Party by another Person, where such petition or proceeding of such other Person is not dismissed for a period of 30 calendar days; (iii) the levy of an attachment for execution against the whole or any material part of its assets; (iv) such Party becoming insolvent or unable to pay its debts as they generally become due as determined by a court of competent jurisdiction; or (v) such Party stops, suspends or threatens to stop or suspend payment of all or a material part of its indebtedness or begins negotiations or takes any other step with a view to the deferral, rescheduling or other readjustment of all or a material part of its indebtedness.

(k)	“Business Day” means any day other than a Saturday, a Sunday or a statutory holiday observed in the Province of Ontario.

(l)

“Change of Control” a consolidation, amalgamation, arrangement, binding share exchange, merger of Sundial, as applicable, with or into any other Person or other entity or acquisition of Sundial, as applicable, or other combination pursuant to which the common shares of Sundial, as applicable, are converted into or acquired for cash, securities or other property; or a sale or conveyance of the property and assets of Sundial, as applicable, as an entirety or substantially as an entirety to any other Person or a liquidation, dissolution or winding-up of Sundial.

(m)	“Claim” means a claim for indemnification by an Indemnified Party pursuant to Section 11.1.

(n)	“Collateral” means all property, assets and undertaking of Sundial encumbered by the Security and all proceeds thereof and shall specifically include the Properties.

(o)

“Confidential Information” means non-public, confidential, personal or proprietary information concerning a Party and its Affiliates and its and their respective businesses and affairs that is or has been disclosed by one Party (a “Disclosing Party”) to the other Party (the “Recipient”) in connection with the Transaction and the transactions contemplated by this Agreement, including the existence of, the terms and conditions of, the status of the transactions contemplated by, or any other facts pertaining to, this Agreement, any information about identifiable individuals or any other information relating to a Party and its associates, customers, suppliers, partners, investors, employees and consultants, but in each case does not include: (i) information that the Recipient can demonstrate: (A) is or has become generally available to the public other than as a result of disclosure by the Recipient or its affiliates or representatives; (B) is received by the Recipient or its affiliates or representatives from an independent third party that obtained it lawfully and was under no duty of confidentiality; (C) was in its possession or the possession of its affiliates or representatives prior to the disclosure of such information by the Disclosing Party; (D) was independently developed by the Recipient or its affiliates or representatives without the use of or reference to any Confidential Information; or (E) is disclosed pursuant to a valid and enforceable order of a court or other Governmental Authority having jurisdiction over a Recipient provided that the Recipient shall, to the extent possible, first notify the Disclosing Party in writing of such requirement and fully cooperate with respect to any reasonable steps possible to further protect the Confidential Information; nor (ii) any information that is disclosed pursuant to a written or verbal request from Health Canada or the Minister provided that the Recipient shall, to the extent possible, first notify the Disclosing Party of such requirement. For the avoidance of doubt, the existence of this Agreement and its terms shall be deemed Confidential Information.

(p)

“control”, “controlled” or “controls” means, in relation to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through ownership of voting securities, by contract or otherwise. For certainty, a Person controls a Person if they have the ability to control the Person or Persons who control such Person.

(q)	“Direct Claim” means a Claim which originates pursuant to this Agreement and does not involve a Third Party Claim.

(r)

“Encumbrance” means any mortgage, charge, Lien, hypothec, encumbrance, security interest, adverse claims, pledges, demands, deemed trust or other form of encumbrance of any nature whatsoever or howsoever, but excluding rights of way, easements, and encumbrances arising by operation of law in each case not adversely affecting the ability of Sundial to operate the Sundial Facilities in the Ordinary Course.

(s)

“Environmental Laws” means all applicable laws relating to the environment or environmental issues (including air, surface, water and stratospheric matters), pollution or protection of human health and safety, including relating to the release, threatened release, manufacture, processing, blending, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

(t)

“First-Ranking Security Interest” in respect of any Collateral means a Lien in such Collateral which is registered to the extent required pursuant to this Agreement and which ranks in priority to all other Liens in such Collateral except for those Permitted Liens (if any) which have priority in accordance with Applicable Law.

(u)

“Grams” means all dried saleable cannabis flower produced in any Sundial Facility as measured in grams. For greater certainty, “Grams” shall not include any cannabis trim that results from the production of such Grams.

(v)

“Governmental Authority” means any government, regulatory authority, governmental department, agency, commission, bureau, court, judicial body, arbitral body or other law, rule or regulation-making entity: (i) having jurisdiction over the Company, Sundial or the Product on behalf of any country, province, state, locality or other geographical or political subdivision thereof; or (ii) exercising or entitled to exercise any administrative, judicial, legislative, regulatory or taxing authority or power, and for greater certainty, including Health Canada and any recognized stock exchange on which the securities of a Party are or are to be listed.

(w)

“Hazardous Materials” means any solid, liquid, gas, odour, heat, sound, vibration, radiation or combination of any of them that is regulated or defined pursuant to Environmental Law, including those defined as dangerous, hazardous, radioactive, explosive or toxic or a pollutant or a contaminant.

(x)

“Indebtedness” as to any Person means, without duplication: (i) all obligations of such Person for borrowed money; (ii) all obligations of such Person evidenced by bonds, debentures, promissory notes, or other similar instruments and all reimbursement or other obligations in respect of letters of credit, bankers acceptances, or other financial products; (iii) all obligations of such Person as a lessee under any lease; (iv) all obligations or liabilities of others secured by a Encumbrance on any asset or property of such Person, irrespective of whether such obligation or liability is assumed; (v) all obligations of such Person to pay the deferred purchase price of assets or property; and (vi) all obligations of such Person owing under hedge agreements.

(y)	“Licensed Producer” has the meaning ascribed to that term in the ACMPR.

(z)

“Lien” means: (i) a lien, charge, mortgage, pledge, security interest or conditional sale agreement; (ii) an assignment, lease, consignment, trust or deemed trust that secures payment or performance of an obligation; (iii) any other encumbrance of any kind; and (iv) any commitment or agreement to enter into or grant any of the foregoing.

(aa)

“Losses” means any loss, injury, liability, damage, cost, expense (including reasonable external legal and consulting fees and disbursements), or deficiency of any kind or nature, suffered or incurred by a Party, including in respect of any proceeding, assessment, judgment, settlement or compromise relating thereto and includes a permitted Recall Expense.

(bb)	“Lot or Batch” means any lot or batch of Product cultivated at any Sundial Facility and comprising the any of the Product delivered to the Company hereunder.

(cc)

“Material Adverse Effect” or “Material Adverse Change” means the effect resulting from any change (including a decision to implement such a change made by the board of directors or by senior management who believe that confirmation of the decision of the board of directors is probable), event, violation, inaccuracy or circumstance that is materially adverse to the business, assets (including intangible assets), liabilities, capitalization, ownership, prospects, financial condition, or results of operations of Sundial, taken as a whole.

(dd)	“Minister” means the Minister of Health or such other successor or replacement Minister with general oversight and authority for the implementation, administration and enforcement of the ACMPR.

(ee)	“Ordinary Course” means with respect to Sundial the ordinary course of its business operations as conducted as of the date of this Agreement.

(ff)

“Payment Obligations” means the repayment of the sum of the Principal Amount and all other amounts payable by Sundial to the Company hereunder, by: (i) on or prior to the Maturity Date, by: (A) the delivery of the Total Product; (B) the Payment of the Buy Back Amount; or (C) upon Sundial providing the Company with 90 days advance written notice of its intention to repay any portion of the Payment Obligations with a combination of subparagraphs (A) and (B) above such that the Company receives cash and Product (which shall be valued at $2.24 per Gram) representing an aggregate value equivalent to the Buy Back Amount; or (ii) on or prior to the expiry of the Additional Term, the payment of the Buy Back Amount plus the Maturity Penalty which shall be paid in accordance with Section 3.2(a).

(gg)

“Permitted Encumbrances” means with respect to the Properties, collectively, the following: (i) mortgage registered on September 20, 2017 in favour of Mountain View Credit Union, Limited in the principal amount of $350,000 – to be discharged in accordance with Section 10.1(c); (ii) assignment of rents and leases registered on September 20, 2017 in favour of Mountain View Credit Union, Limited—to be discharged in accordance with Section 10.1(c); (iii) mortgage registered on January 31, 2018 in favour of 2082033 Alberta Ltd. for the principal amount of $55,000,000; and (iv) assignment of rents and Leases registered on title on January 31, 2018 in favour of 2082033 Alberta Ltd.

(hh)	“Permitted Liens” means the Liens set out in Section 4.1(j) of Schedule “D”.

(ii)

“Person” means any individual, partnership, limited partnership, limited liability company, joint venture, syndicate, sole proprietorship, company or corporation with or without share capital, unincorporated association, trust, trustee, executor, administrator or other legal personal representative, Governmental Authority or other entity however designated or constituted.

(jj)	“Product(s)” means dried marihuana, fresh marihuana, cannabis oil or any other cannabis-derived product which Sundial may produce from time to time in accordance with Applicable Law.

(kk)

“Properties” means, collectively the following lands and buildings and improvements located thereon: (i) the property legally described as Lot C, Plan 76734 and municipally described as 8170 Dallas Drive, Kamloops, British Columbia, (ii) the property legally described as Lot 13, Block 1, Plan 1710892 and municipally described as 102 48 Ave, Olds, Alberta; and (iii) property legally described as Block 6, Plan 741 0409 and municipally described as 273, 209 Range Road 20 Count of Rocky View, Alberta.

(ll)

“Quality Assurance Person” or “QAP” means a person designated as a quality assurance person for the purposes of the ACMPR or other Applicable Law and who has been approved to act in such a capacity by the relevant Governmental Authority.

(mm)	“Recall Report” means the report which must be provided to the Minister pursuant to the ACMPR in connection with any recall of cannabis.

(nn)

“Representatives” means, with respect to a Party, its Affiliates and its and their respective directors, officers, employees, professional advisors, successors and assigns (including accountants, lawyers and financial advisors). For certainty, no Party shall be a Representative of the other.

(oo)

“Security” means all guarantees, security agreements, mortgages, debentures and other documents mentioned in Section 3.6 and all other documents and agreements delivered by Sundial to the Company from time to time as security for the payment and performance of the Payment Obligations, and the security interests, assignments and Liens constituted by the foregoing.

(pp)	“Serious Adverse Reaction” has the meaning ascribed thereto in the ACMPR.

(qq)	“SOP” refers to the provision of any standard operating procedure.

(rr)	“Specified Persons” means Ted Hellard and Geoff Thompson, and “Specified Person” means either one of them.

(ss)

“Strain” means a particular variety of Product identifiable by plant species and its commonly used commercial name (e.g. OG Kush, Afghani, Bruce Banner etc.) and any other identifier associated with such a variety or associated with the genetic origin of such variety.

(tt)

“Sundial Facilities” means collectively, the Existing Facility and the Cultivation Facility or any cannabis cultivation facility controlled by Sundial, as applicable and each facility being a “Sundial Facility”.

(uu)

“Summary Report” means the annual summary report of all Adverse Reactions that have occurred during the previous 12 month period which is required to be prepared and maintained in accordance with the ACMPR and, if requested by the Minister, provided to the Minister in accordance with the ACMPR.

(vv)

“Tax” and “Taxes” means taxes, duties, fees, premiums, assessments, imposts, levies and other charges of any kind whatsoever imposed by any Governmental Authority, including all interest, penalties, fines, additions to tax or other additional amounts imposed by any Governmental Authority in respect thereof, and including those levied on, or measured by, or referred to as, income, gross receipts, profits, capital, transfer, land transfer, sales, goods and services, harmonized sales, use, value-added, excise, stamp, withholding, business, franchising, property, development, occupancy, employer health, payroll, employment, health, disability, severance, unemployment, social services, education and social security taxes, all surtaxes, all customs duties and import and export taxes, countervail and anti-dumping, all license, franchise and registration fees and all employment insurance, health insurance and Canada and other government pension plan premiums or contributions.

(ww)	“Third Party Claim” means a Claim by an Indemnified Party which originates by reason of a Person (other than such Indemnified Party) making a claim against the Indemnified Party.